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                                                                    EXHIBIT 4.11

               RELEASE AND TERMINATION OF SUBSIDIARY GUARANTEES

        WHEREAS, NUEVO ENERGY COMPANY, a Delaware corporation (the "Company"), issued its 9 1/2% Senior Subordinated Notes due 2006 in the principal amount of $160,000,000 (the "Securities") pursuant to that certain Indenture (as amended and supplemented, the "Indenture"), dated as of April 1, 1996, among the Company, the Subsidiary Guarantors named therein, and State Street Bank and Trust Company, as Trustee (the "Trustee"); and

        WHEREAS, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Indenture; and

        WHEREAS, pursuant to the terms and conditions of the Indenture and the Securities, each of the Subsidiary Guarantors guaranteed the full and prompt performance and payment of the Company's obligations under the Indenture and the Securities; and

        WHEREAS, pursuant to Section 13.3 of the Indenture, notwithstanding any other provision of the Indenture, all of the Subsidiary Guarantors shall be deemed released (the "Release") from their respective Subsidiary Guarantees and all related obligations under the Indenture in the event that all obligations (the "Obligations") of the Subsidiary Guarantors under all of their guarantees of, and under all of their pledges of assets or other security interests which secure, other Indebtedness of the Company (excluding any Senior Indebtedness) shall also terminate; and

        WHEREAS, pursuant to Section 13.3 of the Indenture, the Trustee is authorized and directed to deliver an appropriate instrument evidencing such Release upon receipt of a Company Request accompanied by an Officer's Certificate and Opinion of Counsel certifying that all such Obligations of the Subsidiary Guarantors have terminated; and

        WHEREAS, the Trustee has received a Company Request accompanied by an Officer's Certificate and Opinion of Counsel certifying that all such Obligations of the Subsidiary Guarantors have terminated;

        NOW, THEREFORE, for full and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trustee hereby (i) releases all of the Subsidiary Guarantors from their respective Subsidiary Guarantees and all related obligations under the Indenture and (ii) terminates each of the Subsidiary Guarantees.

        IN WITNESS WHEREOF, this instrument is executed this 2nd day of February, 1998.


                                            TRUSTEE:
                                            STATE STREET BANK AND TRUST COMPANY


                                            By:  /s/ RUTH A. SMITH
                                               --------------------------------
                                            Name: Ruth A. Smith
                                            Title: Vice President